                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                        ACT OF 1934 (AMENDMENT NO. __ )

Filed by the Registrant    [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ] Preliminary Proxy Statement            [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12

                               THOMAS GROUP, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
        0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                               THOMAS GROUP, INC.
                           5221 N. O'CONNOR BOULEVARD
                                   SUITE 500
                            IRVING, TEXAS 75039-3714

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 23, 2000

To the Holders of Common Stock of THOMAS GROUP, INC.:

     Notice is hereby given that the Year 2000 Annual Meeting of Stockholders of Thomas Group, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039, on Friday, June 23, 2000 at 9:00 a.m., Dallas, Texas time, for the following purposes:

          (1) To elect six persons to serve as directors until the Company's Year 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

          (2) To consider and vote upon an amendment to the 1997 Stock Option Plan, to increase by 400,000 shares, from 350,000 to 750,000, the number of shares of the Company's Common Stock currently available for issuance under the 1997 Stock Option Plan; and

          (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed May 2, 2000, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's Common Stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714, for 10 days prior to the meeting.


     Please advise the Company's transfer agent, Harris Trust and Savings Bank, 1601 Elm Street, Suite 2320, Dallas, Texas 75201, of any change in your address.


     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                            By Order of the Board of Directors,

                                            /s/ J. THOMAS WILLIAMS
                                            J. THOMAS WILLIAMS
                                            Chief Executive Officer

Irving, Texas
May 15, 2000

                               THOMAS GROUP, INC.
                           5221 N. O'CONNOR BOULEVARD
                                   SUITE 500
                            IRVING, TEXAS 75039-3714
                               ------------------

                                PROXY STATEMENT
                               ------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 23, 2000

     The accompanying proxy, mailed together with this Proxy Statement to stockholders on or about May 15, 2000, is solicited by Thomas Group, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on June 23, 2000 (the "Annual Meeting").

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Annual Meeting include (1) the election to the Board of Directors of six directors to serve as directors until the Company's Year 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified, (2) an amendment to the 1997 Stock Option Plan (the "1997 Plan"), to increase by 400,000 shares, from 350,000 to 750,000, the number of shares of the Company's Common Stock currently available for issuance under the 1997 Plan, and
(3) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


     All holders of record of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on May 2, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 4,683,596 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors. All other action proposed herein may be taken upon the affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting, provided a quorum is present in person or by proxy.


     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to amend the 1997 Plan will have the effect of a negative vote because that proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the election of directors. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have (i) the effect of a negative vote on the proposal to amend the 1997 Plan and (ii) no effect on the election of directors.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below and (ii) FOR the proposal to amend the 1997 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 5, 2000, by (i) each director, nominee for director and named executive officer of the Company, (ii) all officers and directors of the Company as a group, and (iii) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock.


NAME AND ADDRESS OF BENEFICIAL OWNER                          SHARES OWNED(1)      PERCENT
------------------------------------                          ---------------      -------
John T. Chain, Jr.(2).......................................       80,309(4)         1.7%
J. Thomas Williams(2).......................................       95,095(5)         2.0%
Richard A. Freytag(2).......................................       22,101(6)         0.5%
James E. Dykes(2)...........................................       11,360(7)         0.2%
David B. Mathis(2)..........................................       10,126(8)         0.2%
Timothy G. Caffrey(3)(15)...................................        2,000               *
Annette M. Zwerner(2).......................................       15,553(9)         0.3%
Leland L. Grubb, Jr.(2).....................................       61,484(10)        1.3%
Ian L. T. Conn(2)...........................................       10,855(11)        0.2%
Phillip J. Lovell(2)........................................       10,147(12)        0.2%
Roger A. Crabb(2)...........................................        2,622(13)           *
All officers and directors as a group (10 persons)..........      319,652(14)        6.4%
Hollybank Investments, LP(15)...............................      765,457           14.0%
  P.O. Box 190240
  Miami Beach, Florida 33119
Thistle Investments, LLC(15)................................       77,400            1.6%
  P.O. Box 190240
  Miami Beach, Florida 33119
Dorsey R. Gardner(15).......................................      106,800            2.2%
  P.O. Box 190240
  Miami Beach, Florida 33119
Edward P. Evans.............................................      251,100            5.1%
  712 Fifth Avenue
  New York, New York 10019
Dimensional Fund Advisors...................................      243,700            4.9%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401


---------------


  *  Less than 0.1%


 (1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by spouses and minor children of such persons and corporations in which such persons hold a controlling interest. The amounts shown in the table include shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (2) The address of the named individuals is 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714.

 (3) The address of the named individual is Kelso Management Company, One International Place, Suite 2401, Boston, MA 02110.

 (4) Includes 11,932 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (5) Includes 87,355 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (6) Includes 13,827 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (7) Includes 4,854 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (8) Includes 6,852 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

 (9) Includes 15,553 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

(10) Includes 55,484 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

(11) Includes 5,372 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

(12) Includes 10,147 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.

(13) Includes 2,100 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.


(14) The amount shown includes a total of 213,476 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 5, 2000.



(15) Messrs. Gardner and Caffrey serve as general partners of Hollybank Investments, LP and, as general partners, may be deemed to beneficially own shares owned by such entity. Except to the extent of their interests as limited partners in Hollybank Investments, LP, Messrs. Gardner and Caffrey disclaim beneficial ownership of any shares owned by such entity. Messrs. Gardner and Caffrey also serve as managing members of Thistle Investments, LLC and, as managing members, may be deemed to beneficially own shares owned by such entity. Except to the extent of their interests as members in Thistle Investments, LLC, Messrs. Gardner and Caffrey disclaim beneficial ownership of any shares owned by such entity.


                                ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors that shall constitute the entire Board of Directors shall not be less than one and shall be fixed from time to time exclusively by the Board of Directors. The Board of Directors has set the number of directors at six. The six nominees for director listed below will stand for election at this Annual Meeting for a one-year term of office expiring at the Year 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following table sets forth certain information as to the nominees for directors of the Company:


NAME AND AGE                                POSITIONS AND OFFICES WITH THE COMPANY    DIRECTOR SINCE
------------                                --------------------------------------    --------------
J. Thomas Williams, 53....................  President, Chief Executive Officer,            1998
                                              Director
John T. Chain, Jr., 65....................  Chairman of the Board                          1995
Richard A. Freytag, 66....................  Director                                       1997
James E. Dykes, 62........................  Director                                       1995
David B. Mathis, 62.......................  Director                                       1998
Timothy G. Caffrey, 31....................  Director Nominee                                 --


     While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                        EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers of the Company serve at the will of the Board of Directors.

     J. Thomas Williams became associated with the Company in 1992 and currently serves as President, Chief Executive Officer, and a director. Prior to joining the Company, Mr. Williams served as the Industrial Facilities Policy Director for the United States Navy and as Chief Financial Officer for the Long Beach Naval Shipyards.

     Annette M. Zwerner, 49, has been associated with the Company since 1994 and currently serves as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Zwerner served from 1985 to 1994 as the marketing and planning director for the Automotive Components Group of General Motors, a manufacturer and distributor of automotive components.

     Leland L. Grubb, Jr., 54, has been associated with the Company since April 1995 and currently serves as Vice President, Chief Financial Officer and Treasurer, and President of the Automotive Business Unit. Prior to joining the Company, Mr. Grubb served from January 1988 to January 1995 as Chief Financial Officer of Detroit Diesel Corporation, a manufacturer of diesel engines and related parts, and held senior financial positions with General Motors Corporation from July 1968 to December 1987.

     Alexander W. Young, 56, currently serves as Vice President and as the Time-to-Market Practice Leader. Mr. Young became President and Chief Operating Officer of the Company in January 1991 and served in that role until March 1998. Mr. Young was elected as a director of the Company in October 1991 and retired from the Board in 1999. Mr. Young served as the Company's Vice President for Training and Product Development from 1989 to 1991. Mr. Young served as Executive Vice President, General Manager, and a director of Zymos Company, a designer and manufacturer of semiconductors, from August 1986 to October 1989. Mr. Young serves as director of DII Group, a publicly-held electronics manufacturing company.

     Jimmy C. Houlditch, 64, joined the Company in 1996 and currently serves as President of the Aviation Business Unit. Prior to joining the Company, Mr. Houlditch served as corporate vice president of manufacturing and productivity for Allied Signal Corporation, as chief operating officer for Allied Signal's Gas Turbine Company. He was previously with Texas Instruments Semiconductor as senior vice president of automation, quality and worldwide product rationalization and senior vice president of operations for TI's Defense Systems Electronics Company.

     Ian Conn, 63, joined the Company in 1992 and currently serves as President of the Asia/Pacific Business Unit. Before joining the Company, Mr. Conn served as the CEO of Philips Medical Systems, a Canadian-based manufacturer of medical diagnostic imaging equipment.

     Phillip J. Lovell, 52, joined the Company in October 1994 and currently serves as President and Managing Director of the European Business Unit. Prior to joining the Company, Mr. Lovell held senior general management and marketing positions with major multinational corporations such as Braun/Gillette, Avery and American Brands.

     Roger A. Crabb, 46, joined the Company in May 1994 as Legal Counsel and became Secretary in May 1995. Immediately prior to joining the Company, Mr. Crabb had a private law practice, and from 1988 to 1993, Mr. Crabb served as Associate General Counsel of Triton Energy Limited, a publicly-held oil and gas exploration company.

     John T. Chain, Jr. was elected director of the Company in May 1995 and as Chairman of the Board in May 1998. Since December 1996, Mr. Chain has served as President of Quarterdeck Equity Partners, Inc., a company involved in the acquisition of suppliers to the defense and aerospace industry. Mr. Chain served from 1991 until early 1996 as Executive Vice President for Burlington Northern Santa Fe Corporation. From 1986 to 1991, Mr. Chain was Commander in Chief of the U.S. Strategic Air Command. Mr. Chain currently serves on the board of directors for Kemper, Northrop Grumman Corporation, RJR Nabisco Holdings Corp. and Nabisco Holdings, Inc.

     James E. Dykes was elected director of the Company in May 1995. In 1997, he accepted a one-year appointment as executive vice president of corporate development. Mr. Dykes was a four-time Thomas client during his 35 year management career in the electronics and semiconductor industries. Mr. Dykes served from August 1994 as President and Chief Operating Officer and a director of Intellon Corporation, a home-automation electronics company. From 1989 to 1993, Mr. Dykes was President and Chief Executive Officer of Signetics Company, an integrated circuits company. Mr. Dykes also currently serves on the board of directors for the following companies: Cree Research Inc., a silicon carbide electronics company, Exar Corporation, an integrated circuits company and Theseus Logic, an integrated circuits company.

     Richard A. Freytag was elected director of the Company in September 1997. Mr. Freytag served as president of Citicorp Banking Corporation from 1984 until 1989, when he was appointed chief executive officer. Mr. Freytag retired as an officer of Citicorp Banking Corporation in 1996 and remained both as an outside director and as vice chairman until January 1, 1998, when he retired as a director. Mr. Freytag also served as a director of Citicorp Holdings, Inc., Citibank Overseas Investment Corporation and Citibank Delaware until January 1, 1998, at which time he retired.

     David B. Mathis was elected director of the Company in August 1998. Mr. Mathis serves as chairman and chief executive officer of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management, and reinsurance. Mr. Mathis' long career with Kemper has included executive assignments with both Kemper Insurance Companies and Kemper Corporation, its former publicly owned affiliate. Mr. Mathis also serves on the board of directors of the American Insurance Association, IMC Global Inc., the Museum of Science and Industry and the Chicago Symphony Orchestra.

     Timothy G. Caffrey, a nominee to the Board of Directors, has served as a General Partner of Hollybank Investments, LP and a Managing Member of Thistle Investments, LLC from 1999 to the present. Since 1998, he has served as Vice President of Kelso Management Co., Inc., adviser to Hollybank Investments, LP and Thistle Investments, LLC. Prior to joining Kelso Management, Mr. Caffrey worked as an Associate in the Technology Mergers and Acquisitions department of Cowen & Company and as an Associate in the Corporate Finance department of Fox-Pitt, Kelton, Inc.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established two committees: an Audit Committee; and a Nominating, Corporate Governance and Compensation Committee.

     The Audit Committee, currently composed of Messrs. Freytag, Chain, Dykes and Mathis, met four times during the fiscal year ended December 31, 1999. This committee monitors and makes recommendations to the Board of Directors on matters pertaining to the financial management of the Company, including monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting, and adherence to applicable legal, ethical and regulatory requirements. The Audit Committee also reviews the financial performance and cash flow of the Company, and makes recommendations on financial matters such as capital expenditures and dividend policy.

     The Nominating, Corporate Governance and Compensation Committee, currently composed of Messrs. Dykes, Chain, Freytag and Mathis, met four times during the fiscal year ended December 31, 1999. The Nominating, Corporate Governance and Compensation Committee makes recommendations to the Board of Directors regarding potential nominees to the Board, oversees the performance and effectiveness of the Board, reviews the Company's compensation policies, determines the amount and form of compensation and benefits payable to officers, reviews and approves significant stock option awards, and establishes succession plans for executives of the Company. The Nominating, Corporate Governance and Compensation Committee will consider nominees recommended by stockholders, provided that the appropriate procedures referred to under "Stockholder Proposals" are followed.

     The Board of Directors held 12 meetings during the fiscal year ended December 31, 1999. All of the directors attended at least 75% of the meetings of the Board of Directors and its committees on which they served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 1998, to (i) the Company's then-current Chief Executive Officer and (ii) the four other most highly compensated executive officers (collectively, the "named executive officers") whose total cash compensation for the year ended December 31, 1999 exceeded $100,000.


                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                        ANNUAL COMPENSATION            ------------
                                                 ----------------------------------     SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME & PRINCIPAL POSITION                 YEAR    SALARY     BONUS     COMPENSATION      OPTIONS      COMPENSATION
-------------------------                 ----   --------   --------   ------------    ------------   ------------
J. Thomas Williams,.....................  1999   $425,000   $184,975     $10,000(2)        --           $ 5,000(3)
  President, Chief Executive Officer      1998    389,356    262,850       9,600           --             3,750
                                          1997    250,000     31,900          --           --            33,851
Annette W. Zwerner,.....................  1999    231,062     28,000       7,200(2)        --            31,145
  Executive Vice President and            1998         --         --          --           --                --
  COO(1)                                  1997         --         --          --           --                --
Leland L. Grubb,........................  1999    300,000         --       7,200(2)        --             2,500(3)
  Vice President, Chief Financial         1998    300,000     58,590       7,200           --             1,000
  Officer, President, Automotive          1997    300,000     39,600       7,200           --               950
  Business Unit
Philip J. Lovell,.......................  1999    200,000         --          --           --                --
  Vice President, President,              1998         --         --          --           --                --
  European Business Unit(1)               1997         --         --          --           --                --
Ian L.T. Conn,..........................  1999    208,133     24,133       8,450(2)        --            32,708(4)
  Vice President, President,              1998         --         --          --           --                --
  Asia/Pacific Business Unit(1)           1997         --         --          --           --                --


---------------


(1) No information is provided for the fiscal years during which Ms. Zwerner, Mr. Lovell and Mr. Conn did not serve as executive officers of the Company.


(2) Represents car allowances for the benefit of the named executive officers.

(3) Represents the Company's contribution to such officer's account under the Company's 401(k) Plan.

(4) Represents a cost of living adjustment of $27,708 for overseas duty, and the Company's contribution of $5,000 to such person's account under the Company's 401(k) Plan.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options during the year ended December 31, 1999 to the named executive officers.

                                                        INDIVIDUAL GRANTS
                                -----------------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                NUMBER OF     % OF TOTAL                                               ASSUMED ANNUAL RATES OF
                                SECURITIES     OPTIONS                       MARKET                 STOCK PRICE APPRECIATION FOR
                                UNDERLYING    GRANTED TO                     PRICE                         OPTION TERM(1)
                                 OPTIONS     EMPLOYEES IN     EXERCISE      ON DATE    EXPIRATION   -----------------------------
NAME                            GRANTED(2)   FISCAL YEAR        PRICE       OF GRANT      DATE           5%              10%
----                            ----------   ------------   -------------   --------   ----------   -------------   -------------
J. Thomas Williams............     1,413          1.0          $   9.5      $   9.5     3/10/2009    $  8,441.96     $ 21,393.60
Annette W. Zwerner............     1,316         0.94              9.5          9.5      3/4/2009       7,862.43       19,924.96
                                     100          .07               --         9.25     7/12/2009       1,506.73        2,399.21
                                  30,000        21.39           9.7815       9.7815     8/16/2009     184,545.84      467,675.64
Leland L. Grubb...............     3,084         2.20              9.5          9.5     3/10/2009      18,425.34       46,693.45
Philip J. Lovell..............       842          0.6              9.5          9.5      3/4/2009       5,030.52       12,748.34
                                     100         0.07               --       8.6875    10/12/2009       1,415.10        2,253.31
Ian L.T. Conn.................       410         0.29              9.5          9.5      3/4/2009       2,449.54        6,207.62

---------------

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(2) These options generally vest with respect to 20% of the shares issuable thereunder on the date of grant and 20% annually thereafter, with incremental monthly vesting.

OPTION EXERCISES AND HOLDINGS

     The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise and the number and value of options held by the named executive officers of the Company at December 31, 1999.

                                                                  UNEXERCISED OPTIONS AT DECEMBER 31, 1999
                                                          --------------------------------------------------------
                                                                  NUMBER OF
                                   SHARES                   SECURITIES UNDERLYING          VALUE OF UNEXPIRED
                                  ACQUIRED      VALUE        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
             NAME                ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
             ----                -----------   --------   -------------------------   ----------------------------
J. Thomas Williams.............      400        $1,100         76,097/104,116           $ 138,820.88/$212,714.38
Annette W. Zwerner.............      450         1,041         13,021/ 32,095               24,066.25/ 33,191.75
Leland L. Grubb................       --            --         57,084/  5,000                6,997.00/ 16,562.50
Philip J. Lovell...............       --            --          7,255/ 15,687                9,130.50/ 50,628.50
Ian L.T. Conn..................      825        $1,886          5,339/     46               13,784.00/    333.50

---------------

(1) For purposes of this table, the value of the Common Stock is $11.25 per share, the average of the high and low sale prices of the Common Stock on December 31, 1999 as reported on the NASDAQ National Market System.

EMPLOYMENT AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS


     Mr. Williams is employed by the Company under an employment agreement dated March 10, 1998. Ms. Zwerner is employed by the Company under an employment agreement signed on July 11, 1994. Mr. Grubb is employed by the Company under an employment agreement signed on January 2, 1996. Mr. Lovell is employed by the Company under an employment agreement dated October 3, 1994. Mr. Conn is employed by the Company under an employment agreement dated February 3, 1992.

     The employment agreement for each of the named executive officers provides for base compensation, with each of such officers' base compensation potentially adjusted annually by the Nominating, Corporate Governance and Compensation Committee of the Board. Incentive awards are based on consolidated corporate performance and, for business unit presidents, individual business unit performance. All stock options granted under such officers' employment agreements will have exercise prices equal to the market price per share of the Common Stock on the date of grant, and will expire 10 years from the date of grant.

     Mr. Williams' employment agreement has a five-year term, and Mr. Grubb's employment agreement has a five-year term. The employment agreements may be extended by mutual agreement. The employment agreements of Ms. Zwerner and Messrs. Lovell and Conn may be terminated at will.

     The employment agreements for Messrs. Williams and Grubb may be terminated by the employee (under certain circumstances) upon one year's notice to the Company. The employment agreements may be terminated by the Company with or without cause, by the employee with or without "Good Reason", upon the disability of the employee, or upon the occurrence of a "Change in Control" of the Company. A "Change in Control" is defined as the occurrence of any of the following events: (i) a third party acquires securities representing 40% or more of the Common Stock or the combined voting power of the Company's outstanding securities, (ii) the number of directors of the Company as of the date of the employment agreements plus the number of directors approved by two-thirds of those initial directors (or their approved successors) cease to constitute, in the aggregate, a majority of the members of the Board, (iii) certain reorganizations, consolidations or mergers involving the Company, or (iv) a dissolution or liquidation of the Company in certain circumstances. "Good Reason" is defined to include the failure of the Board to nominate the employee to stand for election as a director of the Company or the significant diminution of the employee's responsibilities. In the event of a termination of the employee by the Company without cause, by the employee with "Good Reason," upon the disability of the employee, or upon a Change in Control, any of the employee's stock options that are not fully vested will become fully vested and immediately exercisable and the employee is entitled to a lump sum cash payment based on the average compensation paid to the employee during the previous four years. In the event of termination by the Company with cause or by the employee without Good Reason, the employee is entitled (i) to reimbursement for expenses incurred prior to termination, (ii) to the payment of bonuses or incentive compensation and (iii) to exercise vested options for a period of 90 days. If the employment of Mr. Williams or Mr. Grubb had been terminated without cause as of January 1, 2000, such executives would have been entitled to receive severance payments of approximately $914,963 and $486,811, respectively. The employment agreements also contain non-competition, non-solicitation and confidentiality covenants.

DIRECTORS' COMPENSATION

     With the exception of the Chairman of the Board, each non-employee director serving for the entirety of the 1999 calendar year earned fees of $25,000 in cash and shares of Common Stock of the Company having a value of $25,000. Gen. Chain, Chairman of the Board, earned director fees of $50,000 in cash and shares of Common Stock of the Company having a value of $50,000. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

REPORT OF THE NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

     The Nominating, Corporate Governance and Compensation Committee (the "Committee") consists of Board members who are "disinterested persons" as that term is defined in the Securities Exchange Act of 1934, and who are "outside directors" under the Internal Revenue Code.

  COMPENSATION PHILOSOPHY

     The Committee works with senior management to develop and implement the Company's executive compensation philosophy. Generally, the Company's philosophy on executive compensation has been to provide a base cash compensation and to provide additional incentive compensation in the form of cash bonuses and grants of options based on the realization of stated objectives, expected to result in improvements in total stockholder return. Stated another way, the Company's executive compensation policy is based on pay-for-performance.

  EXECUTIVE COMPENSATION

     During 1999, Mr. Williams, the Company's Chief Executive Officer, received a base cash compensation related primarily to competitive factors and the level of his responsibilities.

     Effective January 1, 1999, the Company adopted an Executive Incentive Compensation Plan covering the Chief Executive Officer, the Chief Financial Officer and the Business Unit Presidents. Under this plan, financial performance measures are to be set at the beginning of each fiscal year. For Year 2000, for each participant, performance will be measured by the amount of revenue generated and the return on revenue.

     The incentive awards for the CEO and CFO will be based solely on consolidated corporate performance for each measure. The incentive award for the Business Unit Presidents will be based on consolidated corporate performance and individual business unit performance, weighted equally. Each plan participant must meet a minimum threshold level of performance on both measures before any award will be paid to the participant.

     The Committee endorses the view that equity ownership by management is beneficial in aligning management and stockholders' interests in the enhancement of stockholder value. The Company's equity-based compensation plans facilitate equity ownership by management.

     In granting stock options under the Company's stock option plans, the Committee considers the total number of shares available for future grants, prior grants outstanding and estimated requirements for future grants. Option grants to management, with the exception of grants to the CEO, generally are proposed to the Committee by the CEO. The Committee then discusses with the CEO his proposals and recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, and the expected future performance of each participant to achieve these goals. Awards granted to the CEO are determined separately by the Committee based on the same criteria as grants to other management, as well as the Committee's perception of the CEO's expected future contributions to the Company's achievement of its long-term performance goals.

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Committee will continue to review, monitor and evaluate the Company's program for executive compensation to ensure that it is internally effective in support of the Company's strategy, is competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

     The preceding report was issued by the Nominating, Corporate Governance and Compensation Committee, comprised of:

                                            James E. Dykes, Chairman
                                            Gen. John T. Chain, Jr.
                                            Richard A. Freytag
                                            David B. Mathis

NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions with respect to the executive officers of the Company are made by the Nominating, Corporate Governance and Compensation Committee of the Board, which is comprised of Mr. Dykes, Gen. Chain, Mr. Freytag and Mr. Mathis. From July 1997 to July 1998, Mr. Dykes served a one-year appointment as executive vice president of corporate development for the Company.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the Securities Exchange

Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph sets forth the Company's total shareholder return as compared to the NASDAQ Stock Market (US) Index and an index of companies having a market capitalization of $50 million to $75 million, over the period beginning January 1, 1995 and ending December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Stock Market (US) Index and the index of companies having a market capitalization of $50 million to $75 million. The Company has chosen an index of companies having a market capitalization of $50 million to $75 million for the following reasons: this is the historical market capitalization range for the Company's Common Stock, the stock price performance for companies in that range tends to react to market forces in a similar fashion, and the Company has no true public company peer group.

                TOTAL SHAREHOLDER RETURN FOR THOMAS GROUP, INC.,
                         NASDAQ STOCK MARKET (US) INDEX
                                      AND
                    COMPANIES WITH MARKET CAPITALIZATION OF
                           $50 MILLION TO $75 MILLION

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG THOMAS GROUP, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                              [PERFORMANCE GRAPH]

              ------------------------------------------------------------------------------------------------------
                                         12/30/94     12/29/95     12/31/96     12/31/97     12/31/98     12/31/99
              ------------------------------------------------------------------------------------------------------
               Thomas Group, Inc.             100       216.00       144.00       200.00       164.00       180.00
               Peer Group Index               100       116.41       127.64       138.93       109.99        90.24
               NASDAQ Market Index            100       129.71       161.18       197.16       278.08       490.46

                    ASSUMES $100 INVESTED ON JANUARY 1, 1995
                          ASSUMED DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1999

                              CERTAIN TRANSACTIONS


     In 1996 the Company advanced Mr. Thomas Williams $0.2 million, pursuant to a promissory note due December 18, 2000. Mr. Williams' employment agreement provides that repayment of this note may be effected via bonuses to Mr. Williams. Accordingly, through this bonus mechanism Mr. Williams repaid approximately $0.1 million on the note during 1998, repaid a further $0.05 million on the note in January 1999, and repaid the balance in January 2000.


                                     *****

                               PROPOSAL TO AMEND
                           THE 1997 STOCK OPTION PLAN

     On April 19, 2000 the Board of Directors adopted, subject to stockholder approval, an amendment to the 1997 Plan.

PARTICIPANTS

     At December 31, 1999, the Company had 256 employees, all of whom are eligible to participate in the 1997 Plan.

SUMMARY OF 1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan is intended to afford a proprietary interest in the Company to key employees of the Company. The Company believes that stock ownership by these persons provides added incentives to continue employment with the Company and encourages increased efforts to promote the Company's best interests. A maximum of 350,000 shares of the Company's Common Stock may be issued pursuant to the 1997 Plan, subject to adjustment by reason of stock dividends, stock splits or other capitalization changes. The following is a brief description of the principal provisions of the 1997 Plan and is qualified in its entirety by reference to the 1997 Plan.

     The 1997 Plan is administered by the Board, if all Board members are "disinterested" as defined in the 1997 Plan, or by a committee of two or more disinterested members of the Board (the "Committee"). The Committee determines the persons who receive stock options, the number of options to be granted and the vesting schedule for the options granted. All options are granted with an exercise price equal to 100% of the fair market value of the underlying Common Stock at the date of grant. The Company receives no consideration upon the grant of options.

     It is intended that options under the 1997 Plan may be incentive stock options for federal income tax purposes. Under the Internal Revenue Code, an employee generally is not subject to regular income tax upon the grant or exercise of an incentive option. Instead, the employee is subject to tax upon disposition of the stock held pursuant to the exercise of the option (the "ISO Shares"). At that time, if the employee has held the ISO Shares for at least (i) two years from the date of grant and (ii) one year from the date of exercise (the "Required Holding Period"), the employee will have long-term capital gain (or loss) equal to the difference, if any, between the amount realized from the disposition and the employee's tax basis in the ISO Shares. However, if the employee disposes of the ISO Share prior to the Required Holding Period, a portion (generally, the excess of the fair market value of the ISO Shares at the date of exercise over the exercise price) of any gain realized would be taxable to the employee as ordinary income.

     All employees of the Company, including directors who are also employees, are eligible to participate in the 1997 Plan. The 1997 Plan shall terminate on March 31, 2007. Options having a term not to exceed 10 years will be available to employees under the 1997 Plan. Non-Qualified Stock Options will be transferable by the optionee. Shares issued to officers of the Company on exercise of options may not be sold within six months of the grant of the option.

     Shares subject to options that are surrendered or expire unexercised may again be made subject to options under the 1997 Plan.

     In the discretion of the Board, the purchase price for shares may be paid in cash, shares of Common Stock of the Company with a fair market value equal to the purchase price, or both.

     Notwithstanding any schedule for vesting of options contained in any option agreement, all options granted under the 1997 Plan become immediately exercisable if the Company is subject to a change of control as described in the 1997 Plan.

     The last reported price of the Common Stock on May 1, 2000 was $11.00.

1997 PLAN BENEFITS

     During 1999, no options under the 1997 Plan were granted to executive officers, directors or non-executive employees.

THE PROPOSED AMENDMENT

     Pursuant to the proposed amendment, the shares of Common Stock available for issuance under the 1997 Plan would be increased by 400,000 shares, from 350,000 to 750,000.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
            APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                     *****

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish to the Company copies of such reports. Based solely upon its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1999, Company officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

                                    AUDITORS

     The Company has appointed Ernst & Young LLP ("E&Y") as the independent auditors of the Company for the fiscal year ending December 31, 2000.

     Representatives of E&Y are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders to take place in 2001, such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, and must be received at the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas, 75039-3714, Attention: Secretary, by December 9, 2000.

     The Company's By-Laws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 30 days prior to an annual meeting. This provision also requires that the notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company owned by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to the naming of that person in the Proxy Statement as a nominee and to serve as a director if elected. The chairman of the annual meeting shall, if facts warrant, determine and declare to the annual meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the annual meeting and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board of Directors at the Annual Meeting.

                            SOLICITATION OF PROXIES

     The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended December 31, 1999, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO THOMAS GROUP, INC., 5221 N. O'CONNOR BOULEVARD, SUITE 500, IRVING, TEXAS 75039-3714, TELEPHONE (972) 869-3400. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO THE COMPANY, CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the Annual Meeting. However, if any other proper items of business should come before the Annual Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

     Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                            By Order of the Board of Directors,

                                            /s/ J. THOMAS WILLIAMS
                                            J. THOMAS WILLIAMS
                                            President and Chief Executive
                                            Officer

Irving, Texas
May 15, 2000

                                     PROXY

                               THOMAS GROUP, INC.
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoint(s) J. Thomas Williams with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held on Friday, June 23, 2000, at the principal executive offices of the Company, 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas at 9:00 A.M., Dallas time, and any and all adjournments or postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows:

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS SET FORTH BELOW AND FOR THE PROPOSAL SET FORTH ON THE REVERSE SIDE.

                                                      (Change of Address)

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------
                                               (If you have written in the above
                                               space, please mark the
                                               corresponding box on the reverse
                                               side of this card.)

            Please complete, date, sign and mail this Proxy promptly
                           in the enclosed envelope.
            No postage is required for mailing in the United States.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

                               THOMAS GROUP, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.




                                                                                FOR  WITHHELD FOR ALL
1. Election of Directors, Nominees:                                             ALL    ALL    EXCEPT
   01 JOHN T. CHAIN, JR., 02 RICHARD A. FREYTAG,  03 J. THOMAS WILLIAMS,
   04 JAMES E. DYKES, 05 DAVID B. MATHIS, 06 TIMOTHY G. CAFFREY                 [ ]    [ ]      [ ]     -----------------------
                                                                                                           Nominee Exception



2. Proposal to amend the 1997 Stock Option Plan,  to increase by 400,000        FOR    AGAINST    ABSTAIN
   shares, from 350,000 to 750,000, the number of shares of the Company's
   Common Stock currently available for issuance under the 1997 Stock           [ ]      [ ]        [ ]
   Option Plan.

   In his discretion, the proxy is authorized to vote upon such other business as may properly come before the annual meeting. This proxy will be voted at the annual meeting or any adjournment or postponement thereof as specified. If no specifications are made, this proxy will be voted for the election of directors and FOR the proposal set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.


                                                                                Change of Address  [ ]

                                                                                SIGNATURE(S)                    DATE
                                                                                             ------------------      -----
                                                                                SIGNATURE(S)                    DATE
                                                                                             ------------------      -----

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.